Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc. announced second quarter 2006 net income of $2.182 million compared to $1.981 million during the second quarter of 2005, an increase of 10%.  Diluted earnings per share were $0.28 for the quarter compared to $0.26 for second quarter 2005, an increase of 8%. All prior period per share amounts have been adjusted to reflect the two-for-one stock split paid on June 30, 2006 in the form of a stock dividend. Net income for the six months ended June 30, 2006 amounted to $4.238 million compared to $3.832 million for the same period in 2005, an increase of 11%.  Diluted earnings per share were $0.54 for the six months ended June 30, 2006 compared to $0.50 for the same period in 2005, an increase of 8%.

The company’s net income growth continues to result primarily from strong net interest income performance, offset by increases in non-interest expense.  Net interest income for the six months ended June 30, 2006 amounted to $20.5 million compared to $18.0 million for the same period in 2005, an increase of 14%.  The primary driver of net interest income growth over the period was loan growth, which increased 17% since June 30, 2005.  Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.81% for the six months ended June 30, 2006 compared to 4.74% for the same period in 2005. Non-interest expense amounted to $16.5 million for the six months ended June 30, 2006 compared to $14.6 million for the same period in 2005, an increase of 13%, and reflected the strategic and operational costs necessary to support the company’s continued growth.  The year-to-date results also included an increase in non-interest income consisting primarily of strong growth from investment advisory fees and other income, and were offset by a reduction in the net gains on the sales of investment securities.  Included in other income are $62 thousand of tax credit income and $82 thousand of bank-owned life insurance income that were not present in the prior year period.

Total loans increased 17% and 5% since June 30 and December 31, 2005, respectively, amounting to $732.8 million at June 30, 2006. Total assets were $982.8 million at June 30, 2006, an increase of 9% over June 30, 2005.  Deposits, including $78.5 million in brokered certificates, totaled $890.5 million, an increase of 11% over June 30, 2005.  The company utilizes brokered certificates as a funding source and the amount outstanding was used to replace FHLB borrowings. Investment assets under management increased to $440.9 million at June 30, 2006, compared to $392.5 million at June 30, 2005, an increase of 12%.  Total assets under management amounted to $1.446 billion at June 30, 2006, as compared to $1.324 billion at June 30, 2005, an increase of 9%.

The company also announced a quarterly dividend of $0.07 to be paid on September 1, 2006 to shareholders of record as of August 11, 2006. Prior to 2006, dividends were paid once a year. On an annualized basis, year-to-date dividends represent a 17% increase over the prior year’s annual dividend. In addition, on May 3, the company announced a two-for-one stock split in the form of a stock dividend which was paid on June 30 to shareholders of record as of June 15.  This action was taken to express appreciation to all shareholders for their long-time support, and to encourage a broader base of potential investors leading to our goal of increasing the liquidity of Enterprise Bancorp, Inc. stock.

Creating strong and vibrant communities is a key focus at Enterprise. On April 6, Senior Vice President Diane Silva received special recognition for her outstanding efforts on behalf of the “Residents First Development Corporation” in Lowell.  As President and Treasurer of this non-profit organization, Diane was acknowledged by state and local officials for her tireless efforts in leading the campaign to reinvent the Julian Steele Housing Project (now known as River’s Edge on the Concord).  Under Diane’s direction, construction began recently on 180 affordable homes, and several are already under agreement to be sold.  To construct this project, which is expected to cost in excess of $35 million and will be completed over the next three years, the bank participated in an $11 million revolving construction loan program with seven area lenders. In June, the bank took a lead position to assist Merrimack Valley residents as they began recovery efforts after the severe floods in our region.  The “Enterprise Bank/Merrimack Valley Red Cross Relief Effort” was quickly established to provide immediate aid to those most severely affected.  Over $65,000 has been raised to date, and funds are now at work in the community under the auspices of the Merrimack Valley Red Cross.  The bank donated $25,000 as a match to the first $25,000 raised from the general public.

On June 22, Enterprise Bank was recognized by the Boston Business Journal as the “#1 Best Places to Work” in Massachusetts (mid-sized company category) at its fourth annual awards program.  The honor recognized the bank for its outstanding achievements in creating a positive work environment that attracts superior employees through a combination of employee satisfaction, working conditions and corporate culture.  Over 750 business leaders attended the awards breakfast where CEO George Duncan gave brief remarks, while accepting the honor on behalf of the bank’s 300 employees.

We are grateful to shareholders who attended our May 2 annual meeting at the Boston University Conference Center in Tyngsboro.  From all accounts, the new location proved to be a convenient and pleasant atmosphere for our guests.  We anticipate returning to BU on May 1, 2007.

Thank you for your ongoing commitment and support of Enterprise Bank.

Sincerely,

George L. Duncan	Richard W. Main	John P. Clancy, Jr.
Chairman/CEO	President/Chief Lending Officer	Executive Vice President
Chief Operating Officer

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

CONDENSED CONSOLIDATED INCOME STATEMENTS

	For the three months ended June 30,		For the six months ended June 30,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Net interest income	$10,409	$9,336	$20,500	$18,003
Provision for loan losses	244	275	517	475
Net interest income after provision for loan losses	10,165	9,061	19,983	17,528
Non-interest income	1,576	1,511	3,249	3,045
Non-interest expense	(8,242)	(7,452)	(16,452)	(14,576)
Income before income taxes	3,499	3,120	6,780	5,997
Income tax expense	1,317	1,139	2,542	2,165
Net Income	$2,182	$1,981	$4,238	$3,832

Basic earnings per share	$0.29	$0.27	$0.56	$0.52
Diluted earnings per share	$0.28	$0.26	$0.54	$0.50
Basic weighted average common shares outstanding	7,637,860	7,414,334	7,620,871	7,398,054
Diluted weighted average common shares outstanding	7,797,892	7,635,166	7,796,826	7,647,580

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	June 30, 2006	December 31, 2005	June 30, 2005
Cash and cash equivalents	$68,792	$38,381	$74,455
Investment securities at fair value	145,507	156,521	179,313
Loans, net of allowance for loan losses	720,280	687,676	613,160
Other assets	48,206	35,899	31,643
Total assets	$982,785	$918,477	$898,571

Deposits	$890,479	$775,387	$804,648
Borrowed funds	4,044	58,639	12,965
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	6,628	5,796	5,860
Total stockholders’ equity	70,809	67,830	64,273
Total liabilities and stockholders’ equity	$982,785	$918,477	$898,571

CONSOLIDATED FINANCIAL DATA AND RATIOS

(Dollars in thousands, except per share data)	At or for the six months ended June 30, 2006	At or for the year ended December 31, 2005	At or for the six months ended June 30, 2005
Balance Sheet Items:
Total assets	$982,785	$918,477	$898,571
Loans serviced for others	22,608	22,938	32,956
Investment assets under management	440,861	424,953	392,473
Total assets under management	$1,446,254	$1,366,368	$1,324,000

Book value per share	$9.21	$8.93	$8.56
Dividend per common share (1)	$0.14	$0.24	$0.24
Total capital to risk weighted assets	11.03%	11.12%	11.32%
Tier 1 capital to risk weighted assets	9.76%	9.85%	10.07%
Tier 1 capital to average assets	8.26%	8.04%	7.91%
Allowance for loan losses to total loans	1.70%	1.72%	1.82%
Non-performing loans to total loans	0.27%	0.21%	0.29%

Income Statement Items (annualized):
Return on average assets	0.92%	0.97%	0.92%
Return on average stockholders’ equity	12.31%	13.10%	12.32%
Net interest margin (tax equivalent)	4.81%	4.82%	4.74%

(1)             In 2006, the company has paid two quarterly dividends of $0.07 each.  Prior to 2006, dividends were paid annually in June. The 2005 annual dividend of $0.24 is reflected in the June 30, 2005 and December 31, 2005 periods.